September 12, 2003

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C.  20549

ATTN:  Wilson Butler

Re: Authorization to Sign Rule 16 Forms

 I am a Senior Vice President of General Electric Company ("GE")

and, until further written notice, I hereby individually authorize

Michael R. McAlevey (GE's Chief Corporate and Securities Counsel),

Anita Kagna (GE's Associate Securities Counsel), and Eliza W. Fraser

(GE's Associate Corporate Counsel) to sign on my behalf the attached

Form 4 and any Form 3, Form 4, Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.

  Very truly yours,

  s/Ferdinando Beccalli

  Ferdinando Beccalli